Exhibit 10.30

DOMINION ENERGY, INC.

2021 PERFORMANCE GRANT PLAN (EXECUTIVE CHAIRMAN)

1.Purpose.   The purpose of the 2021 Performance Grant Plan (the “Plan”) is to set forth the terms of 2021 Performance Grants (“Performance Grants”) awarded by Dominion Energy, Inc., a Virginia corporation (the “Company”).  This Plan contains the performance goals for the awards, the performance criteria, the target and maximum amounts payable, and other applicable terms and conditions. Capitalized terms not otherwise defined herein shall have the meanings given them in the Company’s 2014 Incentive Compensation Plan, as amended.

2.Definitions.

a.Beneficiary. Means the individual, individuals, entity, entities or the estate of the Participant entitled to receive the amounts payable under a Performance Grant, if any, upon the Participant’s death.

b.Cause.For purposes of this Plan, the term “Cause” will have the meaning assigned to that term under the Participant’s Employment Continuity Agreement with the Company, as such Agreement may be amended from time to time.

c.Committee. Means the Compensation, Governance and Nominating Committee of the board of directors of the Company (or any successor board committee designated by the board of directors of the Company to administer this Plan).

d.Company Pension Plan. Means the applicable pension plan of the Company or its subsidiaries, if any, in which the Participant is eligible to participate as of the Date of Grant, which may include either the Dominion Energy Pension Plan or the SCANA Corporation Retirement Plan or any successor thereto, but excluding the cash balance portion of any such plan.

e.Date of Grant.  February 1, 2021.

f.Disability or Disabled.  Means a “disability” as defined under Treasury Regulation Section 1.409A-3(i)(4). The Committee will determine whether or not a Disability exists and its determination will be conclusive and binding on the Participant.

g.Participant.  The Company’s Executive Chairman.

h.   Performance Period. The 36-month period beginning on January 1, 2021 and ending on December 31, 2023.

i.Retire or Retirement.  For purposes of this Plan, the term Retire or Retirement means a voluntary termination of employment on a date when the Participant is eligible for early or normal retirement benefits under the terms of the Company Pension Plan, or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under a supplemental retirement plan of the Company was applied under the Company Pension Plan, as in effect at the time of the determination, unless the Committee in its sole discretion determines that the Participant’s retirement is detrimental to the Company.

j.Target Amount.  The dollar amount designated in the written notice to the Participant communicating the Performance Grant.

3.Performance Grants. The Participant will receive a written notice of the amount designated as the Participant’s Target Amount for the Performance Grant payable under the terms of this Plan. The actual payout may be from 0% to 200% of the Target Amount, depending on the achievement of the performance goals.

4.Performance Achievement and Time of Payment.  Upon the completion of the Performance Period, the Committee will determine the final performance goal achievement of each of the performance criteria described in Section 6.  The Company will then calculate the final amount of each Participant’s Performance Grant based on such performance goal achievement.  Except as provided in Sections 7(b) or 8, the Committee will determine the time of payout of the Performance Grants, provided that in no event will payment be made later than March 15, 2024. Performance Grants shall be paid in cash.

5.Forfeiture.  Except as provided in Sections 7 and 8, the Participant's right to payout of a Performance Grant will be forfeited if the Participant’s employment with the Company or a Dominion Company terminates for any reason before the end of the Performance Period.

6.Performance Goals.  Payout of Performance Grants will be based on the performance goal achievement of the performance criteria described in this Section 6 and further defined in Exhibit A.

a.TSR Performance.  Total Shareholder Return (TSR) Performance will determine fifty percent (50%) of the Target Amount (“TSR Percentage”).  Relative TSR Performance is defined in Exhibit A.  The percentage of the TSR Percentage that will be paid out, if any, is based on the following table:

Relative

TSR PerformancePercentage Payout

Percentile Rankingof TSR Percentage

85th or above200%

50th100%

25th  50%

Below 25th0%

To the extent that the Company’s Relative TSR Performance ranks in a percentile between the 25th and 85th percentile in the table above, then the TSR Percentage payout will be interpolated between the corresponding TSR Percentage payout set forth above.  In addition to the foregoing payments, and regardless of the Company’s Relative TSR Performance,  the following may be earned: (i) an additional payment of 25% of the TSR Percentage will be made if the Company’s Price-Earnings Ratio (as defined in Exhibit A) is at or above the 50th percentile and below the top third of the group of companies (inclusive of the Company) used to measure Relative TSR Performance in accordance with Exhibit A hereto, or (ii) an additional payment of 50% of the TSR Percentage will be made if the Company’s Price-Earnings Ratio is at or above the top third of the group of companies (inclusive of the Company) used to measure Relative TSR Performance in accordance with Exhibit A hereto (the “Performance Adder”).  The Committee may reduce or eliminate payment of the Performance Adder in its sole discretion.

The overall percentage payment under the entire Performance Grant may not exceed 200% of the Target Amount.

b.ROIC Performance.  Return on Invested Capital Performance (“ROIC Performance”) will determine fifty percent (50%) of the Target Amount (“ROIC Percentage”).  ROIC Performance is defined in Exhibit A.  The percentage of the ROIC Percentage that will be paid out, if any, is based on the following table:

                   Percentage Payout

ROIC Performance of ROIC Percentage

7.22% and above200%

6.71%125%

6.55%100%

6.22%50%

Below 6.22%0%

To the extent that the Company’s ROIC Performance is greater than 6.22% and less than 6.55%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above.

To the extent that the Company’s ROIC Performance is greater than 6.55% and less than 6.71%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above.

To the extent that the Company’s ROIC Performance is greater than 6.71% and less than 7.22%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above.

7.Retirement, Involuntary Termination without Cause, Death or Disability.

a.Retirement or Involuntary Termination without Cause.  Except as provided in Section 8, if the Participant Retires during the Performance Period or if the Participant’s employment is involuntarily terminated by the Company or a Dominion Company without Cause during the Performance Period, and in either case the Participant would have been eligible for a payment if the Participant had remained employed until the end of the Performance Period, the Participant will receive (i) in the case of involuntary termination without Cause, a pro-rated payout of the Participant’s Performance Grant equal to the payment the Participant would have received had the Participant remained employed until the end of the Performance Period multiplied by a fraction, the numerator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the last day of the Performance Period; and (ii) in the case of Retirement, a payout of the Participant’s Performance Grant equal to the payment the Participant would have received had the Participant remained employed until the end of the Performance Period, without pro-ration, provided that during the remaining Performance Period, the Participant (A) does not engage in any Prohibited Conduct and (B) is available, at mutually agreeable times, to consult with the Chief Executive Officer or the Board on an as-needed basis. Payment will be made after the end of the Performance Period at the time provided in Section 4 based on the performance goal achievement approved by the Committee.  If the Participant Retires, however, no payment will be made if the Committee in its sole discretion determines that the Participant’s Retirement is detrimental to the Company. For this purpose, “Prohibited Conduct” shall mean any of the conduct described in Article X of the Company’s New Benefit Restoration Plan.

b.Death or Disability.  If, while employed by the Company or a Dominion Company, the Participant dies or becomes Disabled during the Performance Period, the Participant or, in the event of the Participant’s death, the Participant’s Beneficiary will receive a lump sum cash payment equal to the product of (i) and (ii) where:

(i)

is the amount that would be paid based on the predicted performance used for determining the compensation cost recognized by the Company for the Participant’s Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event; and

(ii)

is a fraction, the numerator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s death or Disability, and the denominator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the last day of the Performance Period.

Payment under this Section 7(b) will be made as soon as administratively feasible (and in any event within sixty (60) days) after the date of the Participant’s death or Disability, and the Participant shall not have the right to any further payment under this Agreement.  In the event of the Participant’s death, payment will be made to the Participant’s designated Beneficiary.

8.Qualifying Change of Control.  Upon a Qualifying Change of Control prior to the end of the Performance Period, provided the Participant has remained continuously employed with the Company or a Dominion Company from the Date of Grant to the date of the Qualifying Change of Control, the Participant will receive a lump sum cash payment equal to the greater of (i) the Target Amount or (ii) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for the Participant’s Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the Qualifying Change of Control was the actual performance for the Performance Period (in either case, the “COC Payout Amount”).  Payment will be made on or as soon as administratively feasible following the Qualifying Change of Control date and in no event later than sixty (60) days following the Qualifying Change of Control date. If a Qualifying Change of Control occurs prior to the end of the Performance Period and after the Participant has Retired or been involuntarily terminated without Cause pursuant to Section 7(a) above, then the Participant will receive, in the case of involuntary termination without Cause, a pro-rated payout of the Participant’s Performance Grant, equal to the COC Payout Amount multiplied by the fraction set forth in Section 7(a) above; and in the case of Retirement, a payout of the Participant’s Performance Grant equal to the COC Payout Amount, without pro-ration; in each case, with payment occurring in a cash lump sum on or as soon as administratively feasible (but in any event within sixty (60) days) after the Qualifying Change of Control date. Following any payment under this Section 8, the Participant shall not have the right to any further payment under this Agreement.

9.Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, if the Participant’s employment with the Company or a Dominion Company is terminated for Cause (as defined by the Employment Continuity Agreement between the Participant and the Company), the Participant will forfeit all rights to his or her Performance Grant.

10.Clawback of Award Payment.

a.Restatement of Financial Statements.  If the Company’s financial statements are required to be restated at any time within a two (2) year period following the end of the Performance Period as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to recover all or a portion of the Performance Grant payout from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.Fraudulent or Intentional Misconduct.  If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold payment, or if payment has been made, to recover all or a portion of the Performance Grant payout from the Participant.

c.Recovery of Payout.  The Company reserves the right to recover a Performance Grant payout pursuant to this Section 10 by (i) seeking repayment from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.No Limitation on Remedies.  The Company’s right to recover a Performance Grant payout pursuant to this Section 10 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline the Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.Subject to Future Rulemaking.  The Performance Grant payout is subject to any claw back policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to this Performance Grant Plan.

11.Miscellaneous.

a.Nontransferability.  Except as provided in Section 7(b), a Performance Grant is not transferable and is subject to a substantial risk of forfeiture until the end of the Performance Period.

b.No Right to Continued Employment.  A Performance Grant does not confer upon the Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate the Participant's employment at any time.

c.Tax Withholding.  The Company will withhold Applicable Withholding Taxes from the payout of Performance Grants.

d.Performance Goal Adjustments.  The Committee may at any time, in its sole discretion, remove or revise any performance goals or other performance objectives for this 2021 Performance Grant Plan. The Committee retains the authority to exercise negative discretion to reduce payments under this Plan as it deems appropriate.

e.Governing Law.  This Plan shall be governed by the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

f.Binding Effect.   This Plan will be binding upon and inure to the benefit of the legatees, distributes, and personal representatives of the Participant and any successors of the Company.

g.Section 409A. This Plan and the Performance Grants hereunder are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and shall be interpreted to the maximum extent possible in accordance with such intent. To the extent necessary to comply with Code Section 409A, no payment will be made earlier than six months after the Participant’s termination of employment other than for death if the Performance Grant is subject to Code Section 409A and the Participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)).

h.Administration. The Plan shall be administered by the Committee, which shall have all of the applicable powers and authority set forth in Section 19 of the Company’s 2014 Incentive Compensation Plan with respect to this Plan and the Performance Grants awarded hereunder, the terms of which are incorporated by reference herein.

i.Termination and Amendment. The Committee may amend the Plan and Performance Grants awarded hereunder, provided that, except as otherwise provided herein, no termination or amendment of the Plan or any Performance Grants under the Plan shall materially adversely affect the Participant’s rights with respect to any outstanding Performance Grant without that Participant’s consent. Notwithstanding the foregoing, the Committee may amend the Plan and Performance Grants awarded hereunder without having to obtain the consent of any affected Participant as it deems necessary or appropriate to ensure compliance with applicable laws or to cause Performance Grants to avoid adverse tax consequences under the Code and regulations thereunder.

j.Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

k.Interpretation. Unless otherwise specifically provided under the terms of any such plan or program, settlements of awards received by the Participant under the Plan shall not be deemed a part of the Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any benefit plan or severance program of the Company or a Dominion Company or any severance pay law of any country. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company or any Dominion Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

l.Beneficiary Matters. The Participant may designate a Beneficiary to receive benefits due under a Performance Grant, if any, upon the Participant’s death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Committee. In the absence of a valid Beneficiary designation, the Participant’s surviving spouse, if any, and if none, the Participant’s estate, shall be the Beneficiary. The Participant may change a prior Beneficiary designation by a subsequent execution of a new Beneficiary designation form. The change in Beneficiary will be effective upon receipt by the Committee. Any payment made to a Beneficiary under this Plan in good faith shall fully discharge the Company and the Dominion Companies from all further obligations with respect to that payment. If the Committee has any doubt as to the proper Beneficiary to receive a payment under this Plan, the Committee shall have the right to withhold such payment until the matter is fully adjudicated. In making any payment to or for the benefit of any minor or an incompetent Participant or Beneficiary, the administrator, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court-appointed representative of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, representative, relative or other person shall be a complete discharge of the Company and the Dominion Companies’ obligations under the Plan. The Company shall have no responsibility to see to the proper application of any payment so made. The Plan shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

m.Deferred Payouts. If the Participant has become entitled to a payout of his or her Performance Grant has previously elected to defer receipt of all or a portion of the Performance Grant under the Dominion Energy, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”), then, in lieu of a cash payment to the Participant as otherwise described in the Plan, the payout amount of the Performance Grant (or applicable portion thereof) will be credited to the Participant’s book-entry account under the Deferred Compensation Plan as of the date such amount would otherwise have been paid to the Participant.

n.Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of a Performance Grant granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

EXHIBIT A

DOMINION ENERGY, INC.

2021 PERFORMANCE GRANT PLAN

PERFORMANCE CRITERIA

Total Shareholder Return

Relative TSR Performance will be measured based on where the Company’s total shareholder return during the Performance Period ranks in relation to the total shareholder returns of the companies that are members of the Company’s compensation peer group as of the Date of Grant as set forth below (the “Comparison Companies”):

Ameren Corporation Exelon Corporation

American Electric Power Company FirstEnergy Corporation

CenterPoint EnergyNextEra Energy

CMS Energy Corporation NiSource Incorporated

Consolidated Edison CompanyPublic Service Enterprise Group

Duke Energy Corporation Southern Company

Edison InternationalWEC Energy Group

Entergy Corporation Xcel Energy

Eversource Energy

The Comparison Companies shall be adjusted during the Performance Period as follows:

(i)

In the event of a merger, acquisition or business combination transaction of a Comparison Company with or by another Comparison Company, effective upon the public announcement of the transaction, the surviving entity shall remain a Comparison Company and the non-surviving entity shall cease to be a Comparison Company (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated, then the non-surviving company shall be retroactively reinstated as a Comparison Company);

(ii)    If it is publicly announced that a Comparison Company will be acquired by another company that is not a Comparison Company, or in the event a “going private transaction” is publicly announced where the Comparison Company will not be the surviving entity or will otherwise no longer be publicly traded, the company shall cease to be a Comparison Company as of the date such announcement is made (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated, then the company shall be retroactively reinstated as a Comparison Company);

(iii)

In the event of a spinoff, divestiture, or sale of a substantial portion of assets of a Comparison Company, the Comparison Company shall no longer be a Comparison Company if the company’s reported revenue (in its GAAP accounts) for the four most recently reported quarters ending on or before the last day of the Performance Period falls below 40% of Dominion Energy’s reported revenue (in its GAAP accounts) for the

i

four most recently reported quarters on or before the last day of the Performance Period; and

(iv)

In the event of a bankruptcy of a Comparison Company, such company shall remain a Comparison Company and its stock price will continue to be tracked for purposes of Relative TSR Performance. If the company liquidates, it will remain a Comparison Company and its stock price will be reduced to zero for the remaining Performance Period.

Total shareholder return consists of the difference between the value of a share of common stock at the beginning (the volume-weighted average price (VWAP) of the first 20 trading days of the Performance Period) and end (the VWAP of the last 20 trading days of the Performance Period), plus the value of gross dividends paid as if reinvested in stock and other appropriate adjustments for such events as stock splits. For purposes of TSR Performance, the total shareholder return of the Company and the Comparison Companies will be calculated using data from Bloomberg or another comparable source. As soon as practicable after the completion of the Performance Period, the total shareholder returns of the Comparison Companies will be calculated and ranked from highest to lowest by the Committee.  The Company’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies.

Price-Earnings Ratio

“Price-Earnings Ratio” for the Company and each of the Comparison Companies means the forward price-earnings ratio (i.e. the share price on the last day of the Performance Period divided by the expected earnings per share for the year following the end of the Performance Period) reported as of the last day of the Performance Period as sourced from FactSet or such other financial data provider as the Committee may determine. The expected earnings per share will be the mean of relevant analyst recommendations.  Price-Earnings Ratio performance will be measured based on where the Company’s Price-Earnings Ratio ranks in relation to the Price-Earnings Ratios of the Comparison Companies. As soon as practicable after the completion of the Performance Period, the Price-Earnings Ratios of the Comparison Companies will be determined and ranked from highest to lowest by the Committee. The Company’s Price-Earnings Ratio will then be ranked in terms of which percentile it placed in among the Comparison Companies.

Return on Invested Capital

Return on Invested Capital (ROIC)

The following terms are used to calculate ROIC for purposes of the 2021 Performance Grant:

ROIC means Total Return divided by Average Invested Capital.  Performance will be calculated for the three successive fiscal years within the Performance Period, added together and then divided by three to arrive at an annual average ROIC for the Performance Period.

Total Return means Operating Earnings plus After-tax Interest & Related Charges, determined for each of the three successive fiscal years within the Performance Period.

Operating Earnings means operating earnings as disclosed on the Company’s earnings report furnished on Form 8-K for the applicable fiscal year.

ii

Subject to the Committee’s authority to make adjustments to the ROIC calculation below, Operating Earnings will be calculated excluding material impacts associated with legislative actions and/or regulatory outcomes/orders that were not included in the projection on which the original ROIC calculation was based at the time of the grant.

Average Invested Capital means the Average Balances for Long & Short-term Debt plus Preferred Equity plus Common Shareholders’ Equity.  The Average Balances for a year are calculated by performing the calculation at the end of each quarter during the fiscal year (including in the fiscal year’s opening balance sheet) and then averaging those amounts over five quarters.  Long and short-term debt shall be as reported in the Company’s consolidated balance sheet prepared under GAAP, net of cash and cash equivalents.

Average Invested Capital will be calculated by excluding (i) accumulated other comprehensive income/(loss) from Common Shareholders’ Equity (as shown on the Company’s financial statements); (ii) impacts from changes in accounting principles that were not prescribed as of the Date of Grant;  (iii) the effects of incremental impacts from non-operating gains or losses during the Performance Period, as disclosed on the Company’s earnings report furnished on Form 8-K, that were not included in the projection on which the original ROIC calculation was based at the time of the grant; and (iv) subject to the Committee’s authority to make adjustments to the ROIC calculation below, equity/balance sheet impacts associated with legislative actions and/or regulatory outcomes/orders that were not included in the projection on which the original ROIC calculation was based at the time of the grant.

Notwithstanding the foregoing, the Committee has full discretion to review and make appropriate adjustments to the calculation of ROIC based on legislative actions, regulatory outcomes/orders, mergers, acquisitions, divestitures, abandonment (write off) of assets, or other circumstances not contemplated when this grant was developed.

iii